Exhibits 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-237179) on Form S-4/A of VectoIQ Acquisition Corp. of our report dated March 6, 2020, relating to the financial statements of VectoIQ Acquisition Corp., appearing in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

New York, New York

April 14, 2020